Exhibit 99.2

                 WASTE CONNECTIONS ANNOUNCES 3-FOR-2 STOCK SPLIT

FOLSOM, Calif., Feb. 12 /PRNewswire-FirstCall/ -- Waste Connections, Inc. (NYSE:
WCN) today announced that its Board of Directors has authorized a three-for-two split of its common stock, in the form of a 50% stock dividend, payable March 13, 2007, to stockholders of record as of February 27, 2007. To effect the 3-for-2 stock split, one additional share of the Company's common stock will be issued on March 13, 2007 for every two shares of common stock held by stockholders of record as of the close of business on February 27, 2007. The Company's stock will begin trading at the split-adjusted price on March 14, 2007. Fractional share amounts will be paid in cash based on the closing market price on the record date.

"We believe this stock split demonstrates our confidence in the Company's future and continuing commitment to both broaden our shareholder base and maximize returns to stockholders," said Ronald J. Mittelstaedt, Chairman and Chief Executive Officer.

Waste Connections, Inc. is an integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in mostly secondary markets in the Western and Southern U.S. The Company serves more than one million residential, commercial and industrial customers from a network of operations in 22 states. The Company also provides intermodal services for the movement of containers in the Pacific Northwest. Waste Connections, Inc. was founded in September 1997 and is headquartered in Folsom, California. For more information, visit the Waste Connections web site at http://www.wasteconnections.com.

Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," or the negative thereof or comparable terminology, or by discussions of strategy. Waste Connections' business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. These risks and uncertainties, as well as others, are discussed in greater detail in Waste Connections' filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. There may be additional risks of which Waste Connections is not presently aware or that it currently believes are immaterial which could have an adverse impact on its business. Waste Connections makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

SOURCE  Waste Connections, Inc.
    -0-                             02/12/2007
    /CONTACT: Worthing Jackman of Waste Connections, Inc., +1-916-608-8266, or worthingj@wasteconnections.com/
    /Web site:  http://www.wcnx.org/
    (WCN)